Exhibit 10(xi)
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                     2005 Schedule of Director Compensation

In 2005 the Directors of the Corporation and the Bank, other than the Chairman of the Board, are compensated for their services in the amount of $750 per board meeting held, plus an additional $750 payment in December of 2005. All non-employee Directors also receive a fee of $450 for each committee meeting held. The Chair of the Audit Committee receives a fee of $1,800 for each Audit Committee meeting held. The Chairman of the Board of Directors receives an annual fee of $24,000 and does not receive any additional compensation for meetings attended.

Directors may defer receipt of fees into a grantor trust established by the Corporation. Amounts which are deferred are invested in various mutual funds at the participant's direction.